Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Samuel L. Hillard	Eileen L. Beck
	(717) 225-2743	(717) 225-2793

GLATFELTER REPORTS THIRD QUARTER 2019 RESULTS

YORK, Pennsylvania – October 29, 2019 – Glatfelter (NYSE: GLT), a leading global supplier of engineered materials, today reported its results for the third quarter of 2019.  Due to the divestiture of Specialty Papers in October 2018, its results are classified as discontinued operations for all periods presented in this release.  The Company’s third quarter 2019 and 2018 results are summarized in the following table:

	Three months ended September 30
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$12,224	$0.28	$(95,831)	$(2.19)
Income (loss) from continuing operations	8,643	0.19	(705)	(0.02)
Adjusted earnings (loss) from continuing operations	9,731	0.22	(195)	0.00

On an adjusted basis, earnings from continuing operations for the third quarter of 2019 were $9.7 million, or $0.22 per share, compared with $(0.2) million, or $0.00 per share, for the same period a year ago.  Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release.

Consolidated net sales totaled $232.5 million and $209.9 million for the three months ended September 30, 2019 and 2018, respectively.  Excluding the Steinfurt, Germany acquisition and on a constant currency basis, Airlaid Materials’ net sales increased by 14.2% and Composite Fibers’ net sales decreased by 4.2%.

“Glatfelter delivered another quarter of solid performance driven by continued momentum in Airlaid Materials and accelerated progress toward our previously announced cost reduction targets,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “In the third quarter, Airlaid Materials had another record-setting quarter growing both volumes and net sales by nearly 50% and more than doubling operating profit over the prior year.  These results were driven by a 16% increase in year-over-year shipments from our legacy business, as well as the successful integration of our Steinfurt acquisition.  We continued to make progress reducing our corporate costs during the quarter and expect to exceed our 2019 targeted savings.”

Mr. Parrini continued, “Composite Fibers continued to face competitive market conditions and the resulting machine downtime from weak demand, translating to lower overall shipments of approximately 11% for the quarter.  While the environment is challenging, we remain committed to maintaining our leading market positions while aggressively managing the cost structure to keep Composite Fibers competitive.  Our migration from a business unit structure to a functional operating model has also brought greater focus to this part of the business through realignment of the previously announced commercial leadership team and the establishment of an integrated global supply chain function.”

“Looking ahead,” Mr. Parrini commented, “we are confident we will meet our overall cost reduction target of $14 million to $16 million by the end of 2020, which will help drive our transformation to a leaner, more agile engineered materials company.  In our Airlaid Materials’ legacy business, shipments were up 13% year to date, and we expect to finish the year at or above the top end of our previously announced target of 8% to 10% volume growth for 2019.  At Steinfurt, we have already achieved $6.7 million of operating profit through the first three quarters of 2019, putting us well on track to meet the upper end of our $7 million to $9 million operating profit target for the year.  Finally, in Composite Fibers, we are intensifying our efforts to identify opportunities, develop new products and optimize utilization of our Dresden facility to offset the commercial headwinds in wallcover.”

Glatfelter Reports Third Quarter 2019 Results	page 2

Functional Operating Model Update

In September 2019, Glatfelter announced the addition of Wolfgang Laures, Ph.D., as Senior Vice President, Global Supply Chain, a newly established role with responsibility for leading the Company’s integrated global supply chain organization. This completes the senior executive leadership team for the Company’s transition to the new operating structure.

Mr. Parrini said, “We have a very strong team of senior executives in place to lead the new Glatfelter. As we focus on the Company’s ongoing transformation, our priorities include commercial execution, innovation, operational excellence and cost reduction. We are confident the end result will be a stronger performing, more cash generative, growth-oriented engineered materials company.”

Third Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended September 30
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$12,224	$0.28	$(95,831)	$(2.19)
Exclude: (Income) loss from discontinued operations, net of tax	(3,581)	(0.09)	95,126	2.17
Income (loss) from continuing operations	8,643	0.19	(705)	(0.02)
Adjustments (pre-tax)
Cost optimization actions	1,736		—
Strategic initiatives (1)	—		(1,342)
Airlaid capacity expansion costs	—		867
Timberland sales and related costs	(233)		(249)
Total adjustments (pre-tax)	1,503		(724)
Income taxes (2)	(415)		622
U.S. Tax Reform	—		612
Total after-tax adjustments	1,088	0.02	510	0.01
Adjusted earnings (loss) from continuing operations	$9,731	$0.22	$(195)	$—

(1)	The amount for 2018 includes approximately $2.9 million of foreign currency gains associated with the financing for the Steinfurt acquisition.
(2)

Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related $0.2 million decrease in our valuation allowance related to the termination of our qualified pension plan.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended September 30
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	33,394	37,421	(4,027)	(10.8)%
Net sales	$127,704	$139,176	$(11,472)	(8.2)%
Operating income	11,128	11,859	(731)	(6.2)%
Operating margin	8.7%	8.5%

Composite Fibers’ net sales decreased $11.5 million driven by unfavorable currency translation of $5.6 million and a 10.8% decline in shipping volumes.  The decline in shipping volumes was primarily due to wallcover and metallized products, which were lower by 17.1% and 20.0%, respectively.

Composite Fibers’ third quarter of 2019 operating income totaled $11.1 million, $0.7 million down from the prior-year quarter.  Lower shipping volumes impacted results by $2.5 million with related downtime impact of $1.3 million to manage inventory levels. Lower raw material and energy prices of $2.8 million and higher selling prices of $0.6 million more than offset $1.2 million of inflationary pressure and higher operating costs. Currency favorably impacted results by $0.8 million compared to the year-ago quarter reflecting hedging instruments that matured, more than offsetting the impact of a lower Euro translation rate.

Glatfelter Reports Third Quarter 2019 Results	page 3

Airlaid Materials

	Three months ended September 30
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	35,907	24,032	11,875	49.4%
Net sales	$104,811	$70,679	$34,132	48.3%
Operating income	11,595	5,524	6,071	109.9%
Operating margin	11.1%	7.8%

Airlaid Materials’ net sales increased $34.1 million primarily due to the Steinfurt acquisition and a 15.8% organic increase in shipping volumes reflecting strong growth in wipes, hygiene and table top products.  Currency translation was $1.7 million unfavorable.

Operating income for the third quarter of 2019 increased $6.1 million primarily due to higher shipping volumes and the Steinfurt acquisition.  Lower prices for raw material and energy outpaced selling price declines by $0.4 million and currency translation was $0.7 million favorable.

Other Financial Information

The amount of “Other and Unallocated” operating expense in our table of Segment Financial Information totaled $8.2 million in the third quarter of 2019 compared with $13.1 million in the third quarter of 2018.  Excluding the items identified to present “adjusted earnings,” unallocated expenses for the third quarter of 2019 declined $4.2 million compared to the third quarter of 2018, primarily reflecting the impact of corporate cost reduction initiatives following the divestiture of Specialty Papers.

Net interest expense totaled $1.7 million in the third quarter of 2019 compared with $3.8 million in the same quarter of 2018, reflecting the savings generated from our debt refinancing completed in early 2019.

In the third quarter of 2019, the Company recorded an income tax provision of $3.1 million on income from continuing operations of $11.8 million.  On adjusted pre-tax income of $13.3 million, income tax expense was $3.6 million in the third quarter of 2019.  The comparable amounts in the same quarter of 2018 were $2.0 million and $2.2 million, respectively.  The Company currently estimates its full-year 2019 effective tax rate on adjusted earnings to be approximately 34%, a reduction from previous tax rate guidance of 38%.

Year-to-Date Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Nine months ended September 30
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$23,341	$0.53	$(97,512)	$(2.23)
Exclude: (Income) loss from discontinued operations, net of tax	(3,802)	(0.09)	100,353	2.29
Income from continuing operations	19,539	0.44	2,841	0.06
Adjustments (pre-tax)
Cost optimization actions	7,643		—
Airlaid capacity expansion costs	1,014		5,572
Debt refinancing	992		—
Strategic initiatives (1)	249		853
Fox River environmental matter	(2,509)		—
Timberland sales and related costs	(1,114)		(1,929)
Total adjustments (pre-tax)	6,275		4,496
Income taxes (2)	(348)		(191)
U.S. Tax Reform	—		604
Total after-tax adjustments	5,927	0.13	4,909	0.11
Adjusted earnings from continuing operations	$25,466	$0.57	$7,750	$0.18

Glatfelter Reports Third Quarter 2019 Results	page 4

(1)	The amount for 2018 includes approximately $2.9 million of foreign currency gains associated with the financing for the Steinfurt acquisition.
(2)

Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related $0.3 million increase in our valuation allowance related to the termination of our qualified pension plan.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $57.0 million as of September 30, 2019, and net debt was $295.0 million compared with $269.1 million at the end of 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the first nine months of 2019 and 2018 totaled $18.0 million and $32.2 million, respectively.  Adjusted free cash flow for the nine months of 2019 was $(2.4) million compared with $(35.6) million in 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Discontinued Operations

On October 31, 2018, we completed the previously announced sale of our Specialty Papers business unit on a cash-free and debt-free basis to Pixelle Specialty Solutions LLC, an affiliate of Lindsay Goldberg for $360 million.

The results of operations for our Specialty Papers business unit have been classified as discontinued operations for all periods presented in the consolidated statements of income.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its third quarter results.  The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance.  Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2019 Earnings Release Conference Call

When:	Tuesday, October 29, 2019, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	9193479

Webcast:	http://www.glatfelter.com/about_us/investor_relations/webcast.aspx

Rebroadcast Dates:	October 29, 2019, 2:00 p.m. through November 12, 2019, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	9193479

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Third Quarter 2019 Results	page 5

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2019	2018	2019	2018
Net sales	$232,515	$209,855	$696,701	$636,806
Costs of products sold	194,494	179,983	585,563	537,073
Gross profit	38,021	29,872	111,138	99,733
Selling, general and administrative expenses	23,721	25,799	71,143	81,915
Gains on dispositions of plant, equipment and timberlands, net	(235)	(249)	(1,327)	(1,939)
Operating income	14,535	4,322	41,322	19,757
Non-operating income (expense)
Interest expense	(1,902)	(3,965)	(8,513)	(11,237)
Interest income	185	147	931	227
Other, net	(1,034)	2,253	(3,547)	1,131
Total non-operating expense	(2,751)	(1,565)	(11,129)	(9,879)
Income from continuing operations before income taxes	11,784	2,757	30,193	9,878
Income tax provision	3,141	3,462	10,654	7,037
Income (loss) from continuing operations	8,643	(705)	19,539	2,841

Discontinued operations:
Income (loss) before income taxes	1,062	(114,656)	1,291	(128,714)
Income tax (benefit)	(2,519)	(19,530)	(2,511)	(28,361)
Income (loss) from discontinued operations	3,581	(95,126)	3,802	(100,353)
Net income (loss)	$12,224	$(95,831)	$23,341	$(97,512)

Basic earnings per share
Income (loss) from continuing operations	$0.19	$(0.02)	$0.44	$0.06
Income (loss) from discontinued operations	0.09	(2.17)	0.09	(2.29)
Basic earnings (loss) per share	$0.28	$(2.19)	$0.53	$(2.23)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.19	$(0.02)	$0.44	$0.06
Income (loss) from discontinued operations	0.09	(2.17)	0.09	(2.29)
Diluted earnings (loss) per share	$0.28	$(2.19)	$0.53	$(2.23)

Cash dividend declared per common share	$0.13	$0.13	$0.39	$0.39

Weighted average shares outstanding
Basic	44,171	43,792	44,113	43,754
Diluted	44,442	43,792	44,405	43,754

Glatfelter Reports Third Quarter 2019 Results	page 6

Segment Financial Information

(unaudited)

Three months ended September 30
Dollars in millions	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Net sales	$127.7	$139.2	$104.8	$70.7	$—	$—	$232.5	$209.9
Costs of products sold	106.0	116.8	88.4	62.3	0.1	0.9	194.5	180.0
Gross profit (loss)	21.7	22.4	16.4	8.4	(0.1)	(0.9)	38.0	29.9
SG&A	10.6	10.5	4.8	2.9	8.3	12.4	23.7	25.8
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(0.2)	(0.2)	(0.2)	(0.2)
Total operating income (loss)	11.1	11.9	11.6	5.5	(8.2)	(13.1)	14.5	4.3
Non operating expense	—	—	—	—	(2.8)	(1.6)	(2.8)	(1.6)
Income (loss) before income taxes	$11.1	$11.9	$11.6	$5.5	$(11.0)	$(14.7)	$11.8	$2.8

Supplementary Data
Metric tons sold (thousands)	33.4	37.4	35.9	24.0	—	—	69.3	61.5
Depreciation, depletion and amortization	$6.4	$7.1	$5.3	$3.4	$0.9	$1.0	$12.6	$11.5
Capital expenditures	4.0	3.0	2.9	1.9	0.5	1.3	7.4	6.2

Nine months ended September 30
Dollars in millions	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Net sales	$389.0	$423.7	$307.7	$213.1	$—	$—	$696.7	$636.8
Costs of products sold	322.2	349.5	262.3	184.7	1.1	2.8	585.6	537.1
Gross profit (loss)	66.8	74.2	45.4	28.4	(1.1)	(2.8)	111.1	99.7
SG&A	31.4	34.0	13.4	8.1	26.3	39.8	71.1	81.9
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(1.3)	(1.9)	(1.3)	(1.9)
Total operating income (loss)	35.4	40.2	32.0	20.3	(26.1)	(40.8)	41.3	19.8
Non operating expense	—	—	—	—	(11.1)	(9.9)	(11.1)	(9.9)
Income (loss) before income taxes	$35.4	$40.2	$32.0	$20.3	$(37.2)	$(50.7)	$30.2	$9.9

Supplementary Data
Metric tons sold (thousands)	99.4	110.4	103.1	72.4	—	—	202.6	182.8
Depreciation, depletion and amortization	$19.7	$21.7	$15.8	$9.7	$2.6	$3.3	$38.1	$34.7
Capital expenditures	8.7	10.9	7.9	17.6	1.4	3.7	18.0	32.2

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2019	2018

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$15,594	$(16,212)
Investing activities	(18,791)	(30,150)
Financing activities	(62,678)	148,316

Depreciation, depletion and amortization	38,114	34,731
Capital expenditures	18,017	32,155

	September 30	December 31
	2019	2018
Balance Sheet Data
Cash and cash equivalents	$57,046	$142,685
Total assets	1,245,566	1,339,754
Total debt	352,006	411,747
Shareholders’ equity	538,757	538,898

Glatfelter Reports Third Quarter 2019 Results	page 7

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans.  For purposes of determining adjusted earnings, the following items are excluded:

•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and the related integration, and, in 2018, a currency translation gain on acquisition financing.

•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company including costs related to the organizational change to a functional operating model.  The costs are primarily related to executive separation, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Fox River environmental matter. This adjustment reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating results.

•

U.S. Tax Reform. These adjustments reflect amounts estimating the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA includes, among many provisions, a tax on the mandatory repatriation of earnings of the Company’s non-U.S. subsidiaries and a change in the corporate tax rate from 35% to 21%.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Nine months ended September 30
In thousands	2019	2018

Cash from operations	$15,594	$(16,212)
Less: Capital expenditures	(18,017)	(32,155)
Add back: Airlaid capacity expansion	-	12,743
Adjusted free cash flow	$(2,423)	$(35,624)

Net Debt	September 30	December 31
In thousands	2019	2018

Current portion of long-term debt	$22,235	$10,785
Long term debt	329,771	400,962
Total	352,006	411,747
Less: Cash	(57,046)	(142,685)
Net Debt	$294,960	$269,062

Glatfelter Reports Third Quarter 2019 Results	page 8

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials.  The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,600 employees worldwide.  Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines.  Additional information about Glatfelter may be found at www.glatfelter.com.